Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement

CHINA UNICOM LIMITED (Stock code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of July 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of July 2004.

Operational Statistics for the month of July 2004 and the comparative figures for the previous month are as follows:-

		July 2004	June 2004

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	79.804 million	78.780 million
	— Post-paid Subscribers	40.955 million	40.660 million
	— Pre-paid Subscribers	38.849 million	38.120 million
	Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	7.234 million	6.210 million
	— Post-paid Subscribers	1.392 million	1.098 million
	— Pre-paid Subscribers	5.842 million	5.112 million
	Aggregated Number of CDMA Cellular Service Subscribers	24.433 million	23.733 million
	— Post-paid Subscribers	22.769 million	22.153 million
	— Pre-paid Subscribers (Note 3)	1.664 million	1.580 million
	Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	5.488 million	4.787 million
	— Post-paid Subscribers	4.788 million	4.173 million
	— Pre-paid Subscribers (Note 3)	0.700 million	0.614 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	5.6530 billion	4.8302 billion
	— Domestic Long Distance	5.5658 billion	4.7569 billion
	— International, Hong Kong, Macau & Taiwan Long-Distance	0.0872 billion	0.0733 billion
	Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	7.4014 billion	6.3225 billion
	— Domestic Long Distance	7.3235 billion	6.2570 billion
	— International, Hong Kong, Macau & Taiwan Long-Distance	0.0779 billion	0.0655 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	13.239 million	13.137 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of June 2004 and July 2004 are aggregated data reported at 24:00 on 30 June 2004 and 31 July 2004 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of July 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 31 July 2004 respectively.

3.                       CDMA prepaid service has already been launched in 25 provinces, cities and autonomous regions, including Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Jilin, Heilongjiang, Shanghai, Jiangsu, Anhui, Jiangxi, Shandong, Henan, Hubei, Hunan, Guangdong, Guangxi, Hainan, Yunnan, Chongqing, Sichuan, Xizang, Shaanxi, Gansu and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of June and July 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Wang Jianzhou, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping

Non-executive Director:	Liu Yunjie

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson), Cheung Wing Lam, Linus

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 19 August 2004